Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 4th day of March, 2026 between Van Eck Associates Corporation, a corporation organized under the laws of the State of Delaware and having its principal place of business in New York, New York (the “Adviser”), and VanEck CLO Opportunities Fund, a Delaware statutory trust having its principal place of business in New York, New York (the “Fund”).

WHEREAS, the Fund is engaged in business as a closed-end investment company and is so registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940; and

WHEREAS, the Fund  desires to retain the Adviser to render investment advisory and certain administrative services hereunder and with respect to which the Adviser is willing so to do;

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.	APPOINTMENT OF ADVISER

The Fund hereby appoints the Adviser to act as investment Adviser of the Fund and to provide, and/or oversee the provision of, administrative services to the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF ADVISER

The Adviser shall furnish the following services and facilities to the Fund:

(a)	Investment Program and Other Services (Including Oversight).

The Adviser will (i) furnish continuously an investment program for the Fund (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Fund (the “Board”)) what investments shall be purchased, held, sold or exchanged,  and what portion, if any, of the assets of the Fund shall be held uninvested, and (iii) make changes on behalf of the Fund in the investments.

The Adviser may delegate any or all of the responsibilities, rights or duties described above in this Section 2(a) and/or Section 2(e) below to one or more sub-advisers (each, a “Sub-Adviser”) who shall enter into agreements with the Adviser, provided the agreements are approved and ratified (i) by the Board including a majority of the Trustees who are not interested persons of the Adviser or of the Fund, at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the 1940 Act, by the Securities and Exchange Commission (the “SEC”) or its staff, by vote of the holders of a majority of the outstanding voting securities of the Fund (unless the Fund has obtained an exemption from the provisions of Section 15(a) of the 1940 Act). Any such delegation shall not relieve the Adviser from any liability hereunder.  In the event of such delegation, the Adviser shall (i) make recommendations to the Board on the employment, retention and termination of such Sub-Advisers (ii) make determinations as to the percentage of the Fund’s assets to be allocated to be managed by each Sub-Adviser; and (iii) oversee and periodically monitor the investment performance of the Sub-Advisers.

The Adviser also will manage, supervise and conduct such other affairs and business of the Fund and matters incidental thereto, including, without limitation, providing ongoing oversight of the Fund’s key service providers, subject always to the control of the Board and to the provisions of the Agreement and Declaration of Trust of the Fund (“Declaration of Trust”), the Fund’s By‑Laws and the 1940 Act.

(b)	Accounting and Administrative Services

(i)
The Adviser will oversee the performance of all the services performed by the custodian and/or accounting Agent. Additionally, the Adviser will perform the following accounting functions on an ongoing basis:

(1)
Process all disbursement activity and authorization of such disbursements upon written instructions from authorized officers and agents; including the verification of various contractual expenses (e.g. management fee):

(2)	Determine the fair valuation of Fund investments when market quotations are not readily available;

(3)	Compute the Fund’s total return, and

(4)	Determine Fund expense accruals and provide notification to the Fund of any proposed adjustments.

(ii)	The Adviser will also provide or oversee the provision of the following administrative services for the Fund:

(1)	The preparation and sign off on audited financial statements;

(2)	Supplying various statistical data as requested by the Board on an ongoing basis;

(3)	The preparation for execution and filing the Federal and state and excise tax returns;

(4)	The filing of periodic reports with the U.S. Securities and Exchange Commission (“SEC”) on Form N-PORT, N-PX, and N-CEN‑;

(5)	The preparation and filing with the SEC the Fund’s annual, semiannual, and quarterly shareholder reports, including Form N-CSR‑;

(6)	The preparation and filing of registration statements on Form N‑2 and other filings relating to the registration of Shares;

(7)	The preparation and filing of quarterly repurchase offers;

(8)	The monitoring the Fund’s status as a regulated investment company under Sub-Chapter‑ M of the Internal Revenue Code of 1986, as amended;

(9)	The determination of the Fund dividends and distributions including the character of such on a tax basis;

(10)	The preparation of the ICI spreadsheet utilized by brokers for the preparation of Forms 1099 and required supplemental information;

(11)	Maintenance of the Fund’s fidelity bond as required by the 1940 Act and other insurance policies as may be requested;

(12)	Materials for and record the proceedings of, in conjunction with the officers of the Fund, the meetings of the Board; and

(13)	Any other regulatory reports to and for any federal, local or state agency as may be required.

In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Fund pursuant to this Agreement, the Adviser shall at all times be subject to the control and direction of the Board.

(c)	Office Space and Facilities.

The Adviser will arrange to furnish the Fund office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service required for managing the investments of the Fund.

(d)	Personnel.

The Adviser shall provide executive and clerical personnel for managing the investments of the Fund, and shall compensate officers and Trustees of the Fund if such persons are also employees of the Adviser or its affiliates, except as otherwise provided herein.

(e)	Portfolio Transactions.

The Adviser (or any Sub-Adviser to whom such duties are delegated pursuant to Section 2(a) above) shall place all orders for the purchase and sale of portfolio securities for the account of the Fund directly with the relevant issuer or with brokers or dealers selected by the Adviser (or Sub-Adviser, as appropriate), although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with this

Paragraph 3(e).  In executing portfolio transactions and selecting brokers or dealers, the Adviser will use, and will require any Sub-Adviser to use, its best efforts to seek on behalf of the Fund the best overall terms available.  In assessing the best overall terms available for any transaction, the Adviser or Sub-Adviser, as applicable, shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).  In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser or Sub-Adviser, as applicable, may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or the other accounts over which the Adviser or Sub-Adviser, or an affiliate thereof, exercises investment discretion.  The Adviser and any Sub-Adviser are authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser or Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised by the Adviser or Sub-Adviser, or their respective affiliates.  Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by the Adviser or Sub-Adviser, as applicable, or their respective affiliates, provided that (i) the Adviser or Sub-Adviser does not favor any account over any other account;  (ii) any purchase or sale orders executed contemporaneously shall be allocated in a manner the Adviser or Sub-Adviser deems equitable among the accounts involved in accordance with procedures adopted by the Adviser or Sub-Adviser, as applicable; and (iii) any transactions that would be considered to be joint transactions under Section 17 of the 1940 Act and the rules thereunder are effected in compliance with relevant SEC regulations and/or exemptive or other relief, as applicable. The Adviser and each Sub-Adviser are authorized to allocate the orders placed by it on behalf of the Fund to the Adviser, such Sub-Adviser, or another of the Fund’s Sub-Adviser(s), or any affiliate thereof that is registered as a broker-dealer with the SEC, in compliance with Rule 17e-1 and with any procedures that the Board shall adopt from time to time.

(f)	Right to Receive Advice.

(i)	Advice of the Fund. If the Adviser shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice.

(ii)
Advice of Counsel.  If the Adviser or the Fund shall be in doubt as to any question of law involved in any action to be taken or omitted by the Adviser, it may request advice at the Fund’s cost from counsel of its own choosing (who may be counsel for the Adviser or the Fund, at the option of the Adviser).

(iii)
Protection of the Adviser.  The Adviser shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (i) or (ii) of this paragraph which the Adviser, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice as the case may be. However, nothing in this paragraph shall be construed as imposing upon the Adviser any obligation (i) to seek such directions, or advice or (ii) to act in accordance with such directions or advice when received.  Nothing in this subsection shall excuse the Adviser when an action or omission on the part of the Adviser constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its duties under this Agreement.

(g)	Proxy Voting.

All proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time will be voted in accordance with any relevant procedures adopted by the Board and deemed applicable by the Adviser to the Fund (the “Proxy Voting Policy”). The Board may delegate the management and administration of the proxy voting process, including the filing of the Fund’s requisite Form N-PX on an annual basis, to the Adviser or one or more Sub-Advisers duly appointed under Section 2(a) of this Agreement, as provided in the Proxy Voting Policy. Such Sub-Adviser(s) will vote all proxies received in accordance with the Fund’s Proxy Voting Policy and any appropriate proxy voting procedures if delegated by the Fund, provided that the Adviser has provided or will provide the Sub-Adviser(s) with a copy of any current or future Proxy Voting Policy.

3.	EXPENSES OF THE FUND

During the term of this Agreement, the Adviser will pay the compensation and expenses of any persons rendering any services to the Fund who are directors, officers, employees, members or stockholders of the Adviser and will make available, without expense to the Fund, the services of the Adviser’s employees as may duly be elected trustees or officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law. Notwithstanding the foregoing, the Fund may pay the compensation and expenses of the Fund’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser or a Sub-Adviser upon approval of such Chief Compliance Officer and the compensation by the Board. The compensation and expenses of any trustees, officers and employees of the Fund who are not directors, officers, employees, members or stockholders of the Adviser will be paid by the Fund. The Adviser (or its affiliate) will pay all advertising, promotion and other distribution expenses incurred in connection with the Fund’s shares to the extent such expenses are not agreed to be paid by the Fund hereunder or under the Fund’s Distribution Agreement or any Distribution Plan adopted by the Fund.

The Fund will be responsible for the payment of all operating expenses of the Fund, including, but not limited to, offering expenses;  the compensation and expenses of any employees of the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; ￼expenses related to research and risk management￼; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator (including, without limitation, any third-party administrator retained by the Fund to perform any administrative or accounting services for the Fund that are set forth in Section 1 above)pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders' meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay pursuant to any distribution and/or service plan; and all other operating expenses not specifically assumed by the Adviser. The Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Fund’s Trustees and officers with respect thereto.

4.	COMPENSATION

For all of the services to be rendered as provided in this Agreement, the Fund will pay the Adviser  a monthly fee (that is accrued daily) calculated at the annual rate of 1.50% of the Fund’s daily net assets. For these purposes, “daily net assets” means the net asset value of the Fund determined as of the close of the prior business day, provided that, for the first month of Fund operations, the foregoing determination shall be made as of the beginning of the first business day on which the Fund commences operations. The foregoing valuation determinations shall be made in accordance with the valuation policies and procedures of the Fund as are then in effect and in accordance with applicable provisions of the Fund’s Declaration of Trust, as may be amended from time to time.

5.	RELATIONS WITH FUND

Subject to and in accordance with the Declaration of Trust and By‑Laws of the Fund and the Articles of Incorporation and By‑Laws of the Adviser, respectively, it is understood (i) that Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, or otherwise; (ii) that directors, officers, agents and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; and (iii) that the Adviser (or any such successor) is or may be interested in the Fund as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Declaration of Trust and By‑Laws.

6.	LIABILITY OF ADVISER AND OFFICERS AND TRUSTEES OF THE FUND

Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or law, or for any loss suffered by the Fund or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser or such persons against any liability to the Fund or its shareholders to which the Adviser might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

7.	DURATION AND TERMINATION OF THIS AGREEMENT

(a)	Duration.

The term of this Agreement shall begin on the date that the Fund commences investment operations, and shall continue in full force and effect with respect to the Fund for a period of two years. The Agreement shall continue in full force and effect from year to year, subject to termination as hereinafter provided, so long as such continuance is approved at least annually (i) by either the Trustees of the Fund or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Fund, and (ii) in either event by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast at a meeting called for the purpose of voting on such approval.

(b)	Termination.

This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Fund or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by the Adviser, on sixty (60) days written notice to the other party.

(c)	Automatic Termination.

This Agreement shall automatically and immediately terminate in the event of its Assignment (as defined in the 1940 Act and applicable interpretations thereunder).

8.	PRIOR AGREEMENTS SUPERSEDED

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

9.	SERVICES NOT EXCLUSIVE

The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others and to engage in other activities.

10.	LIMITATION OF LIABILITY

The term "VanEck CLO Opportunities Fund" means and refers to the Trustees from time to time serving under the Declaration of Trust of the Fund dated December 3, 2025, as the same may subsequently thereto have been, or subsequently hereto be amended.  It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any Trustees, shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the assets and property of the Fund, as provided in the Declaration of Trust of the Fund.
11.	MISCELLANEOUS

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.	NAME OF FUND

The Fund agrees and acknowledges that the Adviser is the owner of the name and mark “Van Eck” and that all use of any designation comprised in whole or part of Van Eck (a “Van Eck Mark”) under this Agreement shall inure to the benefit of the Adviser.  Upon termination of this Agreement for any reason, the Fund shall cease all use of any Van Eck Mark(s) as soon as reasonably practicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

VANECK CLO OPPORTUNITIES FUND

By:	/s/ Laura I. Martinez
Name:	Laura I. Martinez
Title:	Vice President

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Matthew A. Babinsky
Name:	Matthew A. Babinsky
Title:	Vice President